CST Brands, Inc. Reports Fourth Quarter and Year-End 2015 Results

Fourth Quarter:
- Fourth Quarter 2015 Net Income of $25 million, or $0.34 per diluted share; $0.55 excluding special items
- U.S. Merchandise and Services Gross Profit increased 6%
- Same Store Merchandise and Services Sales increased in both the U.S. and Canada (excluding foreign currency impact)

Full Year:
- 2015 Net Income of $149 million, or $1.95 per diluted share; $2.19 excluding special items
- U.S. Merchandise and Services Gross Profit increased 8%
- Same Store Merchandise and Services Sales increased in both the U.S. and Canada (excluding foreign currency impact)
- Adjusted EBITDA of $602 million and Adjusted Earnings Per Share of $3.44; representing an increase of 31% in earnings per share
San Antonio, Texas, February 19, 2016 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the fourth quarter and year ended December 31, 2015.
Review of 2015
In 2015, CST continued to advance its strategic goals, through its new-to-industry store expansion, along with acquisition opportunities and the completion of drop down transactions with CrossAmerica.
The Company, alongside CrossAmerica, began the year with the joint purchase of 22 Shell-branded convenience stores from Landmark Industries located in the San Antonio and Austin, Texas markets. Continuing CST’s strategic vision for growth into 2016, the Company announced its largest acquisition to date with the purchase of Flash Foods. The 165 convenience stores located in Georgia and Florida allow the Company to continue to grow and bridge the geographic gap between its existing retail networks. The transaction closed in early 2016.
Completing its first drop down transaction with CrossAmerica in January, CST sold a 5% limited partner interest in CST Fuel Supply LP in exchange for approximately 1.5 million CrossAmerica limited partner common units. This transaction was followed by drop down transactions that were completed on July 1. CST sold an additional 12.5% in CST Fuel Supply LP and the real property associated with 29 “New to Industry” (“NTI”) stores to CrossAmerica for an aggregate consideration of $142 million and 3.6 million common units. CST now owns 18.7% of the outstanding limited partner common units of CrossAmerica.
The Company’s focus on organic growth continued in 2015 with the opening of 31 new stores in the U.S. and 11 in Canada. The Company expects to open a total of 45 to 50 new stores in the U.S. and 10 to 15 new stores in Canada during 2016. These new stores provide a much larger footprint that accommodates broader merchandise categories and food offerings, and have more fuel dispensers than the Company's legacy stores.
“CST enjoyed strong fuel margins in the fourth quarter of 2015, but fuel margins were even stronger in the fourth quarter 2014, resulting in lower fourth quarter 2015 results when compared to 2014. CST still delivered strong results in 2015, primarily due to the continued improvement in our merchandise profitability,” said Kim Lubel, Chairman and CEO of CST Brands. “We continue to focus on growing our business, organically and through strategic acquisitions. We recently closed on the Flash Foods acquisition and opened 42 new stores during 2015. Last year’s success was due largely to the dedication and commitment of our over 14,000 employees. I am grateful for their support and contributions to our business.”

Three Months Results
For the three month period ended December 31, 2015, the Company reported net income of $25 million, or $0.34 per diluted share, driven by an increase in merchandise gross profit during the quarter. Net income was $94 million, or $1.21 per diluted share, for the comparable period in 2014. Included in net income are asset impairment charges, acquisition expenses, legal expenses, professional fees and net effects on repatriation of $16 million, net of tax, for the three month period ended December 31, 2015. Asset impairment charges of $5 million, net of tax, and a gain on the sale of assets of $20 million, net of tax, were recorded for the three month period ended December 31, 2014. Excluding these items, net income would have been $42 million, or $0.55 per diluted share, and $79 million, or $1.02 per diluted share for the three month periods ended December 31, 2015 and 2014, respectively.
Motor fuel gross profit (per gallon) in the U.S. for the fourth quarter of 2015, after deducting credit card fees and amounts distributed to CrossAmerica, was $0.19 compared to $0.32 in the fourth quarter of 2014, which was primarily caused by a steeper declining crude oil and wholesale gasoline pricing environment in the fourth quarter of 2014 compared to 2015. U.S. merchandise and services gross profit increased 6% when compared to the fourth quarter of 2014, primarily driven by an overall increase in merchandise sales driven by the Company’s acquisitions of Nice N Easy and Landmark stores and an increase in the number of New-to-Industry (“NTI”) stores.
In Canada, the motor fuel gross profit (per gallon) in U.S. dollars for the fourth quarter of 2015, after deducting credit card fees, was $0.22 compared to $0.24 in the fourth quarter of 2014. Excluding the effects of foreign exchange, the Company’s motor fuel gross profit in Canada increased $4 million for the quarter.
Operating income was $53 million for the fourth quarter 2015, a 66% decline from the $155 million achieved in the fourth quarter 2014. EBITDA (non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $101 million for the three month period ended December 31, 2015 compared to $195 million for the same period in 2014. The decrease in operating income and EBITDA was due primarily to a decrease in U.S. motor fuel gross profit of $70 million.
Twelve Months Results
For the year ended December 31, 2015, the Company reported EBITDA of $422 million. Adjusted EBITDA, which includes the sales of the interests in CST Fuel Supply that occurred in January and July 2015, was $602 million. For the year ended December 31, 2014, the Company reported EBITDA and Adjusted EBITDA of $479 million. Adjusted net income, after considering the sales, net of tax, for the year ended December 31, 2015, was $263 million and diluted earnings per common share was $3.44. For the year ended December 31, 2014, adjusted net income was $200 million and diluted earnings per common share was $2.63. This represents an improvement of more than 30 percent compared to the same period last year. (Non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Net income for the year ended December 31, 2015 was $149 million, or $1.95 per diluted share. For the same period in 2014, net income was $200 million, or $2.63 per diluted share. Included in 2015 net income are asset impairment charges, acquisition expenses, legal expenses, professional fees and net effect on repatriation of $22 million, net of tax, and a gain on the sale of assets, net of tax, of $4 million. Included in 2014 net income are asset impairment charges, acquisition expenses, legal expenses and professional fees of $10 million, net of tax, and a gain on the sale of assets, net of tax, of $20 million. Excluding these items, net income would have been $167 million, or $2.19 per diluted share, and $190 million, or $2.50 per diluted share, for the year ended December 31, 2015 and 2014, respectively.
Liquidity and Capital Resources
For the year ended December 31, 2015, cash flow provided by operating activities totaled $298 million. Cash flow used in investing activities was $212 million, primarily related to capital expenditures and acquisitions. Cash flow used in financing activities was $84 million, including payments of long-term debt of $47 million, dividends of $19 million and the buyback of common stock of $65 million. The effect of foreign currency exchange rates was a reduction in cash of $42 million. Overall, cash decreased by $40 million. Cash, as of December 31, 2015, was $313 million.
Total capital expenditures, excluding acquisitions, for the years ended December 31, 2015 and 2014 were $360 million and $282 million, respectively.
On January 29, 2016, CST amended its revolving credit facility to increase borrowing capacity from $300 million to $500 million and drew $307 million to fund a portion of the Flash Foods acquisition and pay fees associated with the amendment of $1 million. As of February 17, 2015, after taking into account letters of credit, approximately $144 million was available for future borrowings.

First Quarter 2016 Guidance
The Company is providing the following guidance for its core store operations for the first quarter of 2016:

	Ranges	First Quarter 2015 Results
U.S. Retail Segment:
Gallons Per Store Per Day	4,900 to 5,000	4,966
*Merchandise and Services Sales Per Store Per Day	$3,800 to $3,900	$3,658
*Merchandise and Services Gross Margin (%)	33.5% to 34.5%	32.5%

Canadian Retail Segment:
Gallons Per Store Per Day	2,900 to 3,000	3,092
*Merchandise and Services Sales Per Store Per Day	$2,000 to $2,100	$2,193
*Merchandise and Services Gross Margin (%)	32.5% to 33.5%	32.6%
* The Company has combined merchandise and services in order to provide a similar comparison to its convenience store peers. Services was previously included in Other revenues and gross profit.
Basis of Presentation
The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment. Consolidated financial statements that include CrossAmerica are provided in CST Brands’ 2015 Form 10-K (December 31, 2015 report).
Conference Call
The Company will host a conference call on February 19, 2016 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss 2015 fourth quarter and year-end earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). A slide presentation for the conference call will also be available on the investor section of the Company’s website. To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues	$2,107	$2,701	$9,375	$12,184
Cost of sales	1,807	2,329	8,151	10,947
Gross profit	300	372	1,224	1,237
Operating expenses:
Operating expenses	178	172	694	674
General and administrative expenses	34	40	134	122
Depreciation, amortization and accretion expense	34	36	135	128
Asset impairments	1	1	1	3
Total operating expenses	247	249	964	927
Gain on the sale of assets, net	—	32	7	32
Operating income	53	155	267	342
Other income, net	13	3	19	6
Interest expense	(10)	(12)	(40)	(42)
Equity in earnings of CrossAmerica	—	—	—	—
Income before income tax expense	56	146	246	306
Income tax expense	31	52	97	106
Net income	$25	$94	$149	$200

Earnings per common share
Basic earnings per common share	$0.34	$1.21	$1.95	$2.63
Weighted-average common shares outstanding (in thousands)	75,475	77,355	76,155	75,909
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.34	$1.21	$1.95	$2.63
Weighted-average common shares outstanding - assuming dilution (in thousands)	75,855	77,635	76,505	76,086

Dividends declared per common share	$0.0625	$0.0625	$0.2500	$0.2500
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues:
Motor fuel	$966	$1,310	$4,464	$6,085
Merchandise and services(a)	374	354	1,514	1,396
Other(b)	—	—	3	1
Total operating revenues	$1,340	$1,664	$5,981	$7,482
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$93	$158	$376	$383
Motor fuel–amounts attributable to CrossAmerica	(5)	—	(16)	—
Motor fuel–after amounts attributable to CrossAmerica	88	158	360	383
Merchandise and services(a)	123	116	497	460
Other(b)	—	—	2	1
Total gross profit	211	274	859	844
Operating expenses:
Operating expenses	126	115	482	438
Depreciation, amortization and accretion expense	24	25	96	90
Asset impairments	1	1	1	3
Total operating expenses	151	141	579	531
Gain on sale of assets, net	—	32	7	32
Operating income	$60	$165	$287	$345

Core store operating statistics:(c)
End of period core stores	1,049	989	1,049	989
Motor fuel sales (gallons per site per day)	4,966	4,902	5,100	4,901
Motor fuel sales (per site per day)	$10,121	$13,720	$11,844	$16,014
Motor fuel gross profit per gallon, net of credit card fees	$0.194	$0.320	$0.195	$0.201
CST Fuel Supply distribution to CrossAmerica(e)	(0.009)	—	(0.006)	—
Motor fuel gross profit per gallon, net of credit card fees(d), (e)	$0.185	$0.320	$0.189	$0.201

Merchandise and services sales (per site per day)(a)	$3,929	$3,630	$3,991	$3,655
Merchandise and services gross profit percentage, net of credit card fees(a)	32.9%	33.1%	32.9%	33.0%

U.S. Retail (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Company-operated retail sites:
Beginning of period	1,027	1,046	1,021	1,036
NTIs	22	14	31	28
Acquisitions	—	32	22	32
Closed or divested	—	(71)	(25)	(75)
End of period	1,049	1,021	1,049	1,021
End of period non-core retail sites	—	32	—	32
End of period core retail sites	1,049	989	1,049	989

Core store same store information(c),(f):
Company-operated retail sites	944	944	931	931
NTIs included in core same store information(g)	64	64	50	50
Motor fuel sales (gallons per site per day)	4,921	5,043	5,021	5,068
Merchandise and services sales (per site per day)(a)	$3,821	$3,730	$3,890	$3,780
Merchandise and services gross profit percent, net of credit card fees(a)	32.9%	33.1%	32.8%	33.0%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$2,756	$2,679	$2,808	$2,724
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	39.0%	39.9%	39.1%	39.4%
Merchandise and services gross profit dollars(a)	$109	$107	$434	$424
NTI information(h):
Company-operated retail sites at end of period	107		107
Company-operated retail sites (average)	93		83
Motor fuel sales (gallons per site per day)	8,339		8,708
Merchandise and services sales (per site per day)(a)	$6,499		$6,776
Merchandise and services gross profit percent, net of credit card fees(a)	33.9%		34.2%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$5,227		$5,464
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	38.6%		39.0%
Merchandise and services gross profit dollars(a)	$19		$70

Notes to U.S. Retail Statistical Table

(a)	Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(b)	Primarily consists of rental income.

(c)
Represents the portfolio of core retail sites and excludes recently acquired retail sites that are being integrated or are under performance evaluation to determine if: (i) the continued ownership of the retail site is consistent with the U.S. Retail core operating strategy; or (ii) the retail site is to be converted into a wholesale dealer operation managed by CrossAmerica or divested. All NTIs are core stores and accordingly are included in the core system operating statistics. Management has classified the Nice N Easy and Landmark convenience store operations as core store and accordingly their operations are included in the core system operating statistics.

(d)	Includes $0.05 per gallon of wholesale fuel distribution profit.

(e)	Effective July 1, 2015, CrossAmerica owns 17.5% of the U.S. Retail segment’s wholesale fuel distribution profit.

(f)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the core same store metrics when they meet this criteria.

(g)	NTIs are included in the core same store metrics when they meet the criteria for same store classification described in (f).

(h)
NTIs consist of all new stores opened after January 1, 2008, which is generally when the Company began operating the larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than its legacy stores. This information is being presented to enable a comparison of the business metrics of the Company's NTIs to its total core store operating statistics. As of December 31, 2015, approximately 55% of the total NTIs were opened in the last two years, which the Company generally consider to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and the timing of when they were opened, and is therefore not presented.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues:
Motor fuel	$623	$864	$2,801	$3,957
Merchandise and services(a)	62	65	255	271
Other(b)	82	108	338	474
Total operating revenues	$767	$1,037	$3,394	$4,702
Gross profit:
Motor fuel	$55	$61	$225	$241
Merchandise and services(a)	19	20	80	84
Other(b)	15	17	60	68
Total gross profit	89	98	365	393
Operating expenses:
Operating expenses	53	57	212	236
Depreciation, amortization and accretion expense	10	11	39	38
Asset impairments	$—	$—	—	—
Operating income	$26	$30	$114	$119

Total retail sites (end of period):
Company-operated (fuel and merchandise)	303	293	303	293
Commission agents (fuel only)	494	495	494	495
Cardlock (fuel only)	72	73	72	73
Total retail sites (end of period)	869	861	869	861

Average retail sites during the period:
Company-operated (fuel and merchandise)	295	289	293	280
Commission agents (fuel only)	496	499	495	499
Cardlock (fuel only)	72	73	72	74
Average retail sites during the period	863	861	860	853

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,100	3,185	3,166	3,230
Motor fuel sales (per site per day)	$7,850	$10,916	$8,918	$12,719
Motor fuel gross profit per gallon, net of credit card fees	$0.224	$0.243	$0.227	$0.240

Company-operated retail site statistics:
Merchandise and services sales (per site per day)(a)	$2,275	$2,512	$2,406	$2,659
Merchandise and services gross profit percentage, net of credit card fees(a)	29.9%	29.8%	30.9%	31.0%

Canadian Retail (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
Company-operated statistics(c)	2015	2014	2015	2014
Retail sites:
Beginning of period	291	282	293	272
NTIs	9	7	11	10
Acquisitions	—	1	—	5
Conversions, net(d)	3	3	3	6
Closed or divested	—	—	(4)	—
End of period	303	293	303	293

Average foreign exchange rate for $1 CAD to USD	0.74897	0.87930	0.78284	0.90567

Same store information ($ amounts in CAD):(e),(f)
Company-operated retail sites	277	277	267	267
NTIs included in same store information	27	27	23	23
Motor fuel sales (gallons per site per day)	3,391	3,538	3,403	3,521
Motor fuel gross profit per gallon, net of credit card fees	0.3401	0.3180	$0.3356	$0.3083
Merchandise and services sales (per site per day)(a)	$3,020	$2,877	$3,077	$2,939
Merchandise and services gross profit percent, net of credit card fees(a)	30.0%	30.7%	31.3%	31.5%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$1,579	$1,525	$1,650	$1,566
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	42.4%	42.4%	43.4%	43.1%
Merchandise and services gross profit dollars(a)	$23	$22	$94	$90

NTI information ($ amounts in CAD)(e),(g):
Company-operated retail sites at end of period	44		44
Company-operated retail sites (average)	37		35
Motor fuel sales (gallons per site per day)	4,803		4,916
Merchandise and services sales (per site per day)(a)	$3,336		$3,421
Merchandise and services gross profit percent, net of credit card fees(a)	32.6%		33.5%
Merchandise and services sales, ex. cigarettes (per site per day)()	$1,909		$2,004
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	42.7%		45.1%
Merchandise and services gross profit dollars(a)	$4		$15

Canadian Retail (continued)

Commission agent statistics(c)	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Retail Sites:
Beginning of period	497	501	495	499
New dealers	7	4	13	13
Conversions, net(d)	(3)	(3)	(3)	(6)
Closed or de-branded	(7)	(7)	(11)	(11)
End of period	494	495	494	495

Same Store Information(f):
Retail sites	473	473	462	462
Motor fuel sales (gallons per site per day)	2,601	2,641	2,685	2,725
Notes to Canadian Retail Statistical Table

(a)	Includes the results from car wash sales and commissions from lottery, air/water/vacuum services and access to ATMs.

(b)	Primarily consists of our Home Heat business.

(c)
Company-operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent sites. CST Brands does not currently distinguish between core and non-core stores in the Canadian Retail segment. All sites in the Canadian Retail segment are core stores.

(d)
Conversions represent stores that have changed their classification from commission agents to company owned and operated or vice versa. Changes in classification result when the Company either takes over the operations of commission agents or convert an existing company owned and operated store to commission agents.

(e)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(f)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the same store metrics when they meet this criteria.

(g)
NTIs consist of all new stores opened after January 1, 2008, which is generally when the Company began operating the larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than its legacy stores. NTIs exclude commission agents. This information is being presented to enable a comparison of the business metrics of the Company's NTIs to its total core store operating statistics. As of December 31, 2015, approximately 48% of the total NTIs were opened in the last two years, which the Company generally considers to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and the timing of when they were opened, and is therefore not presented.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense, depreciation, amortization and accretion expense and asset impairments. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. Adjusted EBITDA is a non-U.S. GAAP financial measure that adjusts EBITDA by including the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. Adjusted net income and diluted earnings per share also include the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. The Company believes that EBITDA, EBITDAR and Adjusted EBITDA are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the business on a consistent basis by excluding the impact of items not directly resulting from the retail operations; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST’s net income to EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings for the quarter and year ended December 31, 2015 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
EBITDA and EBITDAR:
CST net income(a)	$25	$94	$149	$200
Interest expense	10	12	40	42
Income tax expense	31	52	97	106
Depreciation, amortization and accretion	34	36	135	128
Asset impairments	1	1	1	3
EBITDA	101	195	422	479
Minimum rent expense	15	6	38	28
EBITDAR	116	201	460	507

Adjusted EBITDA:
EBITDA	101	195	422	479
Sale of CST Fuel Supply(b)	—	—	180	—
Adjusted EBITDA	$101	$195	$602	$479

Adjusted Net Income and Adjusted Diluted EPS:
Net Income	$25	$94	149	200
Sale of CST Fuel Supply, net of tax at 36.5%	—	—	114	—
Adjusted Net Income	$25	$94	$263	$200

Diluted earnings per common share	$0.34	$1.21	$1.95	$2.63
Sale of CST Fuel Supply	—	—	1.49	—
Adjusted Diluted earnings per common share	$0.34	$1.21	$3.44	$2.63

Weighted-average common shares outstanding - assuming dilution (in thousands)	75,855	77,635	76,505	76,086
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the previous pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.
(b) As discussed in the Company's Form 10-K, in January 2015 and July 2015, CST closed on the sales of a 5% and 12.5%, respectively, limited partner equity interest in CST Fuel Supply to CrossAmerica. In addition in July 2015, the Company completed the sale of 29 NTIs to CrossAmerica. Because these transactions were between entities under common control, a gain on these sales is not reflected in the Company's consolidated income statement. The Company believes these transactions are indicative of future transactions with CrossAmerica and should be considered when evaluating its performance.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Contacts
Investors: Randy Palmer, Executive Director – Investor Relations, 210-692-2160
Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.